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                                                                 EXHIBIT 3.1 (a)

                            CERTIFICATE OF AMENDMENT

                                       TO

                      RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                             MSX INTERNATIONAL, INC.

                               * * * * * * * * * *

                  Adopted in accordance with the provisions of
       Section 242 of the General Corporation Law of the State of Delaware

                               * * * * * * * * * *

      Frederick K. Minturn, being the Executive Vice President, Chief Financial Officer, Secretary and Treasurer of MSX International, Inc., a corporation duly organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), DOES HEREBY CERTIFY as follows:

      FIRST: The Board of Directors of the Corporation adopted the resolutions set forth below proposing an amendment (the "Amendment") to the Restated Certificate of Incorporation of the Corporation and directed that the Amendment be submitted to the holders of the issued and outstanding shares of capital stock of the Corporation entitled to vote thereon for their consideration and approval:

      RESOLVED, that the Board of Directors declares it advisable to amend its Restated Certificate of Incorporation filed on March 30, 2001 (the "Restated Certificate of Incorporation") effective December 29, 2003, for accounting purposes only, as follows:

      1. Replace Section 4(a) of Part III of Article FOURTH in its entirety with the following:

            "(a) Redemption by the Corporation.

                  (i) To the extent funds are legally available therefor, on the date on which a Sale of the Company occurs (a "Redemption Event"), the Corporation shall redeem at the Redemption Price therefor all issued and outstanding shares of Series A Preferred.

                  (ii) To the extent funds are legally available therefor, on any Business Day, the Corporation, at its option, may redeem at the Redemption Price therefor all or any portion of the shares of Series A Preferred then issued and outstanding.

                  (iii) To the extent funds are legally available therefor, the
            Corporation, at the option of the holder of each share of Series A Preferred, on December 31, 2008, or if such date is not a Business Day then on the next Business Day, may redeem at the Redemption Price therefor all or any portion of the shares of Series A Preferred then held by such holder.
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                  (iv) The date on which shares of Series A Preferred are
            required to be redeemed pursuant to this Section 4 is referred to herein as the "Redemption Date." If, on the Redemption Date, there shall be insufficient funds of the Corporation legally available for the complete redemption of the Series A Preferred, such amount of the funds as is legally available shall be used for the redemption obligation as described in Section 4(d) of this Part III. If the Corporation shall fail to discharge its obligation to redeem shares of the Series A Preferred upon the occurrence of a Redemption Event, such obligation shall be discharged as soon as the Corporation is permitted by law to discharge such obligations. Such redemption obligation shall be cumulative so that if such obligation shall not be fully discharged for any reason, all funds legally available therefor shall immediately be applied thereto upon receipt by the Corporation until such obligation is discharged. The redemption price (the "Redemption Price") for each outstanding share of Series A Preferred to be redeemed pursuant to this Section 4(a) shall be the Preferred Liquidation Value thereof as of the Redemption Date."

      2. Replace Section 4(b) of Part III of Article FOURTH in its entirety with the following:

            "(b) Payment of Redemption Price. Each payment of the Redemption Price in accordance with Section 4(a)(iv) of this Part III shall be made to the holder of each share of Series A Preferred being redeemed, upon surrender by such holder at the Corporation's principal executive office of the certificate representing such share of Series A Preferred, duly endorsed in blank or accompanied by an appropriate form of assignment."

      3. Replace Section 4(e) of Part III of Article FOURTH in its entirety with the following:

            "(e) Notice of Redemption.

                  (i) The holder of each share of Series A Preferred that elects to have the Corporation redeem such holder's shares of Series A Preferred pursuant to Section 4(a)(iii) of this Part III shall give notice to the Corporation of such holder's election not less than ten (10) Business Days prior to the date on which such redemption is to be made.

                  (ii) Notice of the redemption of shares of Series A Preferred pursuant to Section 4(a) of this Part III, specifying the time and place of redemption and the Redemption Price, shall be mailed by certified or registered mail, return receipt requested, to each holder of record of shares to be redeemed, at the address for such holder shown on the stock records of the Corporation not less than ten (10) Business Days prior to the date on which such redemption is to be made; provided, that neither failure to give such notice nor any defect therein shall affect the validity of the proceeding for the redemption of any shares of Series A Preferred to be redeemed.

                  (iii) Each notice in accordance with this Section 4(e) shall also specify the number of shares of Series A Preferred of each holder thereof and the certificate numbers thereof which are to be redeemed. In case less than all the shares of Series A Preferred represented by any certificate are redeemed, a new certificate representing the unredeemed shares of Series A Preferred shall be issued to the holder thereof without cost to such holder."

            SECOND: The Amendment was duly adopted in accordance with Section 228 and Section 242 of the General Corporation Law of the State of Delaware by the holders of the issued and outstanding shares of the capital stock of the Corporation entitled to vote thereon.
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            IN WITNESS WHEREOF, the undersigned does hereby certify under penalties of perjury that this Certificate of Amendment to the Restated Certificate of Incorporation of the Corporation is the act and deed of the undersigned and the facts states herein are true and accordingly has hereunto set his hand this 31st day of March, 2004.

                           MSX INTERNATIONAL, INC.,
                           a Delaware corporation

                           By: /s/Frederick K. Minturn
                              ------------------------
                              Frederick K. Minturn
                              Executive Vice President, Chief Financial Officer, Secretary and Treasurer